UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

current report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 4, 2013
Date of Report (Date of Earliest Event Reported)

SOVRAN SELF STORAGE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Other Jurisdiction Of Incorporation)	1-13820 (Commission File Number)	16-1194043 (I.R.S. Employer Identification Number)

6467 Main Street
Williamsville, New York 14221
(Address of Principal Executive Offices)

(716) 633-1850
(Registrants' Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):
[ ] Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 4, 2013, Sovran Self Storage, Inc. (the "Company") and Sovran Acquisition Limited Partnership (the "Partnership", and together with the Company, collectively the "Borrowers") entered into a Fifth Amended and Restated Revolving Credit and Term Loan Agreement with Manufacturers and Traders Trust Company as Administrative Agent ("Agent") and certain other lenders and parties named therein (the "Restated Credit Agreement").  The Restated Credit Agreement amends and restates the Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated August 5, 2011, among the Company, the Partnership, the Agent and other lenders and parties named therein (the "August 2011 Credit Agreement").  Among other things, the Restated Credit Agreement:

Provides for an unsecured revolving credit facility in an aggregate principal amount at any one time outstanding of up to $175 Million, with an option by the Borrowers to increase such amount to $250 Million (the "Revolving Credit Facility").  The Revolving Credit Facility has a five-year term with two one-year extension options;

Provides for an unsecured term loan facility in the principal amount of $225 Million (the "Term Loan Facility") and an unsecured delayed draw term loan facility in the principal amount of $100 Million (the "Delayed Draw Facility"), with the Term Loan Facility and the Delayed Draw Facility each having a seven-year term (with the entire principal amount being due and payable on June 4, 2020);

Provides for interest, at a rate based on LIBOR plus a margin determined using the applicable credit rating of the Borrowers for long-term unsecured debt securities (the Revolving Credit Facility margins are 1.50% and the margins for the Term Loan Facility and Delayed Draw Facility are 1.65% using the Company's current credit rating); and

Includes certain affirmative and negative covenants and contains customary events of default, including payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events.  In the case of an event of default, the lenders may, among other remedies, accelerate the payment of all obligations due from the Borrowers.

The proceeds from the Term Loan Facility were used by the Borrowers to refinance indebtedness issued under the August 2011 Credit Agreement.

The above summary of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement.  A copy of the Restated Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference into this item.

Item 8.01.	Other Events.

On June 4, 2013, the Company issued a press release concerning the matters disclosed in this report.  A copy of the press release is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1
Fifth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 4, 2013 among Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership, Manufacturers and Traders Trust Company and certain other lenders a party thereto or which may become a party thereto (collectively, the "Lenders"), Manufacturers and Traders Trust Company, as administrative agent for itself and the other Lenders, SunTrust Bank and Wells Fargo Bank, National Association, as co-syndication agents, and PNC Bank, National Association, U.S. Bank National Association and HSBC Bank USA, National Association as co-documentation agents, for themselves and the other Lenders.

99.1	Press Release dated June 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 5, 2013	SOVRAN SELF STORAGE, INC. By /s/ ANDREW J. GREGOIRE Name: Andrew J. Gregoire Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1
Fifth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 4, 2013 among Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership, Manufacturers and Traders Trust Company and certain other lenders a party thereto or which may become a party thereto (collectively, the "Lenders"), Manufacturers and Traders Trust Company, as administrative agent for itself and the other Lenders, SunTrust Bank and Wells Fargo Bank, National Association, as co-syndication agents, and PNC Bank, National Association, U.S. Bank National Association and HSBC Bank USA, National Association as co-documentation agents, for themselves and the other Lenders.

99.1	Press Release dated June 4, 2013